Financial Service Division

Sale Completion Incentive Program

American General Finance

The mechanics of the program will be as follows:

Award Amount

Each participant’s total Sale Completion Award will be equivalent to the annual salary rate at which the employee is being paid as of the date of the sale agreement is signed.

Award Installments

Two installment are proposed.  The first installment will be equal to 30% of the total award amount and the second installment equal to 70% of the total award amount.

Each participant will receive their first installment at the time that the sale is closed, provided that the participant is in active status and the performance objectives outlined below have been met.  This first installment shall be the responsibility of AGF.  The final installment, remain 70% of the total award, will be paid to active participants six months following the close of the sale.

The expense of the first installment will be incurred by AGF while the second installment shall be that of the Buyer.

Performance Objectives

AIG deems the following business objectives to be critical to maintaining the present value of the AGF enterprise.

1.

Contribute to the due diligence process and effectively manage transition through close.

2.

Maintain an average monthly origination volume $200 million.

3.

Achieve targeted net change-offs of $787 million by the end of 2010.

The Buyer may identify accomplishments in conjunction with the payout of the final installments to ensure a smooth transition process.

Participant Details

See attached for an individualized listing of the recommended program participants and their current compensation details.  In summary:

No. Participants

Total Awards

     Installment I Total    Installment II Total*

9

$2,518,250

$605,475

$1,412,775

*Excludes R. Geissinger installments, pending discussion with the Office of the Special Master.